UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2010 (November 10, 2010)
NETEZZA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33445 (Commission File Number)	04-3527320 (IRS Employer Identification No.)

26 Forest Street Marlborough, Massachusetts (Address of Principal Executive Offices)	01752 (Zip Code)
Registrant’s telephone number, including area code: (508) 382-8200
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
As previously disclosed, Netezza Corporation, a Delaware corporation (“Netezza”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2010, with International Business Machines Corporation (“IBM”) and Onyx Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of IBM. On November 10, 2010, at a special meeting of Netezza stockholders held in Boston, Massachusetts, Netezza’s stockholders voted to adopt the Merger Agreement. On November 10, 2010, following the special meeting of Netezza stockholders and in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Sub merged with and into Netezza (the “Merger”), with Netezza continuing as the surviving corporation of the Merger and becoming a wholly owned subsidiary of IBM.
Under the terms of the Merger Agreement, at the effective time of the Merger, each share of common stock of Netezza, $0.001 par value per share (“Netezza’s Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, subject to certain exceptions described in the Merger Agreement, was converted into the right to receive $27.00 in cash, without interest and less any applicable withholding taxes.
In addition, subject to the terms of any offer letter between an individual employee and IBM, all option awards granted under Netezza’s 2000 Stock Incentive Plan and any option awards granted to outside directors or consultants were cancelled as of the effective time of the Merger and exchanged for cash in an amount equal to the number of shares subject to such option multiplied by the difference between $27.00 and the exercise price of the option. The vested portion of options granted under Netezza’s 2007 Stock Incentive Plan were similarly cashed out. The remaining option awards were cancelled and exchanged for options for IBM common stock, with generally similar terms to the Netezza options other than an adjusted vesting schedule (in part to reflect acceleration of vesting of the Netezza options due to the Merger). The exercise price and number of shares subject to the new IBM options was based on the original Netezza option adjusted by an exchange ratio of $27.00 divided by the average closing price of IBM common stock on the 20 trading days immediately prior to the closing date of the Merger. Similarly, subject to the terms of any offer letter between an individual employee and IBM, all vested restricted stock units (“RSUs”) outstanding as of the effective time of the Merger were cancelled and cashed out at $27.00 per share subject to such Netezza RSU. The remaining, unvested RSUs outstanding at the effective time of the Merger were cancelled and exchanged for RSUs with respect to shares of IBM common stock, adjusted using the same exchange ratio as for options described above and with generally similar terms to the Netezza RSUs other than an adjusted vesting schedule (in part to reflect acceleration of vesting of the Netezza RSU due to the Merger).
IBM has been a strategic partner of Netezza’s for several years and the current versions of Netezza’s data warehouse appliances are based on commodity IBM blade hardware.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement. A copy of the Merger Agreement was attached as Exhibit 2.1 to Netezza’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2010 and is incorporated herein by reference.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, on November 10, 2010, Netezza notified the New York Stock Exchange (the “NYSE”) of the consummation of the Merger and requested that trading in Netezza’s Common Stock be suspended and that Netezza’s Common Stock be withdrawn from listing on the NYSE as of the close of market on November 10, 2010. The NYSE filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister Netezza’s Common Stock. As a result, Netezza’s Common Stock will no longer be listed or trade on the NYSE. Netezza intends to file a Form 15 with the SEC to suspend the reporting obligations of Netezza under Section 15(d) of the Exchange Act.
Item 3.03. Material Modification to Rights of Security Holders.
On November 10, 2010, as a result of the Merger, each share of Netezza’s Common Stock issued and outstanding immediately prior to the effective time of the Merger, subject to certain exceptions described in the Merger Agreement, was converted into the right to receive $27.00 in cash, without interest and less any applicable withholding tax.
Item 5.01. Changes in Control of Registrant.
The information disclosed in Item 2.01 is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETEZZA CORPORATION
Date: November 12, 2010	By:	/s/ James P. Baum
James P. Baum
President

EXHIBIT INDEX

Exhibit No.	Description
2.1*
Agreement and Plan of Merger, dated September 19, 2010, by and among International Business Machines Corporation (“IBM”), Onyx Acquisition Corp., a wholly owned subsidiary of IBM, and Netezza Corporation, filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 20, 2010 and incorporated herein by reference.

*	Certain schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Netezza Corporation will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.